Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-138124, No. 333-126586 and No. 333-122676 on Form S-8 and Registration Statements No. 333-124091 and No. 333-117944 on Form S-3 of our reports dated March 16, 2007 relating to the consolidated financial statements of iPCS, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of iPCS, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Davenport, Iowa
March 16, 2007